NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan

Dennard Rupp Gray & Easterly (DRG&E)

713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2009 SECOND QUARTER RESULTS

•	Total revenues up 14%

•	Core leasing revenues up 20%

•	Expansion of lease pool continues

•	Company reaffirms 2009 guidance

HOUSTON – SEPTEMBER 8, 2008 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2009 second quarter ended July 31, 2008.

The Company reported total revenues of $17.5 million for the second quarter of fiscal 2009 compared to $15.4 million for the second quarter of fiscal 2008. Net income for the second quarter of fiscal 2009 was $1.6 million, or $0.16 per diluted share, compared to $1.7 million, or $0.17 per diluted share, for the second quarter of fiscal 2008.

Bill Mitcham, the Company’s President and CEO, stated, “We are pleased with our second quarter 2009 results as we continue to benefit from the strength in our core seismic equipment leasing business, which rose 20 percent over last year’s second quarter. We did, however, experience some delayed shipments during the second quarter due to customers’ permitting issues, which negatively impacted our leasing revenues for the quarter.

“We continued the expansion of our lease pool, adding approximately $20 million of new lease pool equipment during the first half of fiscal 2009, almost as much as the $26 million we acquired during the entire year of fiscal 2008. As a result of the additions we made last year and earlier this year, our lease pool depreciation expense rose approximately 50 percent from the second quarter a year ago, which explains the slightly lower gross profit margin and earnings per share in the second quarter of this year. We see strong demand from our customers continuing. These equipment additions will help us strengthen and diversify our world-wide market presence as seismic exploration activity remains very strong, particularly in international markets. We have also acquired different types of new lease pool equipment, specifically vertical seismic profiling (VSP) and ultra light submersible (ULS) equipment that can be used for other seismic applications; and these systems are currently committed to jobs.

“As we expected, Seamap’s sales experienced a dip in the second quarter. The demand for Seamap’s marine equipment remains robust; however, we expect the second half of fiscal 2009 to be stronger than the first half in this segment of our business. The outlook for our GunLink and BuoyLink product lines remains very promising for the balance of fiscal 2009 and beyond.

“In an important development, our Australian subsidiary, SAP, recently signed a $4.5 million contract to provide equipment to the Royal Australian Navy. This new contract did not generate revenue in the second quarter, but is expected to do so over the next several months.

“As we have stated in previous quarters, demand for higher image resolution and more challenging geographic regions are fueling the need for large quantities of seismic equipment and higher channel counts. We currently have approximately 85,000 land channels in our lease pool and believe we are well positioned to benefit from current market trends due to the broad range of equipment in our lease pool, our geographic diversity and our focus on customer service.”

SECOND QUARTER FISCAL 2009 RESULTS

Total revenues for the second quarter of fiscal 2009 increased 14 percent to $17.5 million from $15.4 million in the fiscal 2008 second quarter. Core revenues from equipment leasing, excluding equipment sales, increased 20 percent to $7.5 million from $6.2 million in the same period a year ago driven by strong demand for seismic equipment, growing strength in new geographic markets and further expansion of the Company’s lease pool. Year-to-date, approximately $20 million of new equipment has been added to the Company’s lease pool. This follows $26 million in new equipment added during fiscal 2008.

Sales of new seismic, hydrographic and oceanographic equipment were $4.9 million compared to $2.8 million in the comparable period a year ago. Sales of lease pool equipment were $1.8 million compared to $0.8 million in the second quarter of fiscal 2008.

Seamap equipment sales in the second quarter declined 41 percent to $3.3 million from $5.6 million in the comparable period a year ago due to an expected lull in deliveries.

Total gross profit in the second quarter rose eight percent to $7.1 million from $6.6 million in the second quarter of fiscal 2008. The improvement in overall gross profit was primarily attributable to increased leasing revenues, offset by higher lease pool depreciation, and increased sales of seismic and other equipment.

General and administrative costs for the second quarter were $4.4 million, or 25 percent of total revenues, versus $3.6 million, or 24 percent of total revenues, in the second quarter a year ago. The increase from a year ago is primarily due to generally higher personnel costs, as well as increased incentive compensation expenses.

Operating income for the second quarter was $2.3 million compared to $2.6 million in the comparable period a year ago. EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter rose 19 percent to $6.4 million, or 37 percent of total revenues, compared to $5.4 million, or 35 percent of total revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income in Note A under the accompanying financial tables.

FIRST HALF FISCAL 2009 RESULTS

Total revenues for the first six months of fiscal 2009 declined six percent to $36.0 million from $38.4 million in the first six months of fiscal 2008; however, core revenues from equipment leasing, excluding equipment sales, increased 22 percent to $19.9 million from $16.3 million in the same period a year ago. Sales of new seismic, hydrographic and oceanographic equipment for the first half of fiscal 2009 were $5.2 million versus $4.9 million a year ago. Sales of lease pool equipment were $2.4 million compared to $1.5 million a year ago. Seamap equipment sales for the first half of fiscal 2009 were $8.6 million compared to $15.7 million in the first half of fiscal 2008.

Operating income for the first half of fiscal 2009 was $8.7 million compared to $8.3 million in the first half of fiscal 2008. Net income was $5.9 million, or $0.57 per diluted share, compared to $5.7 million, or $0.55 per diluted share, in the same period a year ago. EBITDA (earnings before interest, taxes, depreciation and amortization) for the first six months of fiscal 2009 was $16.8 million, or 46 percent of total revenues, compared to $13.9 million, or 36 percent of total revenues, in the first six months of fiscal 2008.

OUTLOOK

Robert Capps, Executive Vice President and Chief Financial Officer, stated, “Regarding our outlook for fiscal 2009, we continue to expect solid growth in our equipment leasing business. As we have previously stated, we generated exceptional revenue growth at Seamap during fiscal 2008 and thus do not expect Seamap’s revenues to be up in fiscal 2009. However, we do expect improved profit contributions from Seamap this fiscal year and Seamap revenues to be stronger in the second half of the year than in the first. Therefore, given our current pipeline of business and our fiscal 2009 outlook, we reaffirm our prior guidance for fiscal 2009 and continue to expect revenues to range between $78 million and $82 million, operating income to range between $18 million and $22 million, and earnings per share to range between $1.35 and $1.40 per diluted share.”

CONFERENCE CALL

The Company has scheduled a conference call for Tuesday, September 9, 2008 at 9:00 a.m. Eastern time to discuss fiscal 2009 second quarter results. To access the call, please dial (303) 262-2054 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through September 17, 2008 and may be accessed by calling (303) 590-3000, and using the passcode 11118855#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding the Company’s future financial position and results of operations, planned capital expenditures, the Company’s business strategy and other plans for future expansion, the future mix of revenues and business, future demand for the Company’s services and general conditions in the energy industry in general and seismic service industry, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease pool; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors that are disclosed in the Company’s 2008 Annual Report on Form 10-K and its other Securities and Exchange Commission filings and available from the Company without charge. All information in this release is as of the date of this release and the Company undertakes no duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

– Tables to follow –

MITCHAM INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	July 31, 2008	January 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,152	$13,884
Restricted cash	1,413	—
Accounts receivable, net	15,898	12,816
Current portion of contracts receivable	4,904	2,964
Inventories, net	5,229	6,352
Deferred tax asset	708	1,230
Prepaid expenses and other current assets	711	1,491
Total current assets	35,015	38,737
Seismic equipment lease pool and property and equipment, net	64,180	53,179
Intangible assets, net	3,386	3,692
Goodwill	4,320	4,358
Net deferred tax asset	1,624	1,505
Long-term portion of contracts receivable and other assets	1,268	2,430

Total assets	$109,793	$103,901

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,623	$16,729
Current maturities — long-term debt	2,000	1,500
Income taxes payable	702	1,967
Deferred revenue	1,138	872
Accrued expenses and other current liabilities	9,425	3,674
Total current liabilities	22,888	24,742
Non-current income taxes payable	3,820	3,391
Total liabilities	26,708	28,133
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $0.01 par value; 20,000 shares authorized; 10,726 and 10,708 shares issued at July 31, 2008 and January 31, 2008, respectively	107	107
Additional paid-in capital	73,350	71,929
Treasury stock, at cost (921 shares at July 31, 2008 and January 31, 2008)	(4,814)	(4,805)
Retained earnings	6,565	662
Accumulated other comprehensive income	7,877	7,875

Total shareholders’ equity	83,085	75,768

Total liabilities and shareholders’ equity	$109,793	$103,901

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

			For the Six Months
	For the Three Months Ended		Ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenues:
Equipment leasing	$7,500	$6,249	$19,873	$16,330
Lease pool equipment sales	1,844	775	2,405	1,492
Seamap equipment sales	3,285	5,605	8,567	15,663
Other equipment sales	4,866	2,770	5,184	4,928

Total revenues	17,495	15,399	36,029	38,413

Cost of sales:
Direct costs — equipment leasing	343	351	785	821
Direct costs — lease pool depreciation	3,673	2,442	7,313	4,846
Cost of equipment sales	6,365	6,033	9,189	16,069

Total cost of sales	10,381	8,826	17,287	21,736

Gross profit	7,114	6,573	18,742	16,677
Operating expenses:
General and administrative	4,430	3,620	9,305	7,640
Depreciation and amortization	364	366	759	721

Total operating expenses	4,794	3,986	10,064	8,361

Operating income	2,320	2,587	8,678	8,316
Other income
Interest, net	223	64	373	142
Other, net	3	—	8	2

Total other income	226	64	381	144

Income before income taxes	2,546	2,651	9,059	8,460
Provision for income taxes	(921)	(930)	(3,156)	(2,799)

Net income	$1,625	$1,721	$5,903	$5,661

Net income per common share:
Basic	$0.17	$0.18	$0.61	$0.59
Diluted	$0.16	$0.17	$0.57	$0.55
Shares used in computing net income per common share:
Basic	9,764	9,672	9,758	9,657
Diluted	10,385	10,271	10,361	10,219

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	For the Six Months Ended
	July 31,
	2008	2007
Cash flows from operating activities:
Net income	$5,903	$5,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,153	5,567
Stock-based compensation	1,163	985
Provision for (recovery of) doubtful accounts	95	(134)
Provision for inventory obsolescence	249	288
Gross profit from sale of lease pool equipment	(1,173)	(818)
Excess tax benefit from exercise of non-qualified stock options	(96)	(483)
Deferred tax provision	474	1,794
Changes in:
Accounts receivable	(1,246)	1,222
Contracts receivable	(779)	1,111
Inventories	916	653
Prepaid expenses and other current assets	1,273	245
Income taxes payable	(1,190)	109
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(7,298)	1,304

Net cash provided by operating activities	6,444	17,504

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(15,411)	(17,240)
Sales and maturities of short-term investments	—	—
Purchases of property and equipment	(470)	(355)
Additional payments related to subsidiary acquisition	—	—
Sale of used lease pool equipment	2,405	1,492
Net cash used in investing activities	(13,476)	(16,103)

Cash flows from financing activities:
Net proceeds from borrowings	2,000	4,500
Payments on borrowings	(1,500)	(6,000)
Purchases of short-term investments	(1,413)	—
Proceeds from issuance of common stock upon exercise of warrants and stock options, net of stock surrendered	196	322
Excess tax benefit from exercise of non-qualified stock options	96	483

Net cash used in financing activities	(621)	(695)
Effect of changes in foreign exchange rates on cash and cash equivalents	(79)	424

Net (decrease) increase in cash and cash equivalents	(7,732)	1,130
Cash and cash equivalents, beginning of period	13,884	12,582

Cash and cash equivalents, end of period	$6,152	$13,712

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands)
(Unaudited)

	For the Three Months
	Ended		For the Six Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
Net income	$1,625	$1,721	$5,903	$5,661
Interest income, net	(223)	(64)	(373)	(142)
Depreciation and amortization	4,077	2,808	8,153	5,567
Provision for income taxes	921	930	3,156	2,799

EBITDA (1)	6,400	5,395	16,839	13,885
Stock-based compensation	527	429	1,163	985

Adjusted EBITDA (1)	$6,927	$5,824	$18,002	$14,870

(1)	EBITDA is defined as earnings (loss) before (a) interest income, net of interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because they provide management with important information for assessing our performance and as indicators of our ability to make capital expenditures and finance working capital requirements. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

MITCHAM INDUSTRIES, INC.
Segment Operating Results
(In thousands)
(Unaudited)

	For the Three Months
	Ended		For the Six Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenues:
Equipment Leasing	$14,210	$9,794	$27,462	$22,750
Seamap	3,302	5,754	8,607	16,118
Inter-segment sales	(17)	(149)	(40)	(455)

Total revenues	17,495	15,399	36,029	38,413

Cost of sales:
Equipment Leasing	8,483	5,107	12,971	9,953
Seamap	1,972	3,864	4,441	12,099
Inter-segment costs	(74)	(145)	(125)	(316)

Total cost of sales	10,381	8,826	17,287	21,736

Gross profit	7,114	6,573	18,742	16,677
Operating expenses:
General and administrative	4,430	3,620	9,305	7,640
Depreciation and amortization	364	366	759	721

Total operating expenses	4,794	3,986	10,064	8,361

Operating income	$2,320	$2,587	$8,678	$8,316

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